Financial Media Group, Inc. Enters in to Agreement to acquire WallStreet Direct, Inc.

September 19, 2005 Irvine, CA--Financial Media Group, Inc. (OTCBB: FNGP), a Development stage company, is pleased to announce that it has entered into an agreement to acquire Wall Street Direct, Inc. ("WSD") a private company that is a multimedia provider of financial news and information for the retail and institutional investment community. The acquisition is intended to be a tax-free reverse merger.

Nick Iyer, President of WSD said the acquisition "will give WSD access to the necessary capital and the exposure as a public company which will further WSD's goal to become a premier source of financial information for today's growing investment community."

WSD owns and licenses WallSt.net, a leading information and news portal for the global investment community, Javan Khazali, Financial Media Group President Stated. "We see great potential for the WallSt.net brand. We believe that through WSD's ties to the micro-cap market, and investment communities that this acquisition will help take WSD's to the next phase of its growth.

The close of the acquisition is subject to due diligence, usual terms and conditions and the receipt by Financial Media Group of WSD's audited financial statements. Although Parties intend to close the acquisition towards end of November 2005, there is no assurance that it will close at that time or at all.

About Financial Media Group, Inc.

Financial Media Group Inc. (OTCBB: FNGP) is a development stage company that intends to focus on the marketing, advertising and financial media industries. The Company's revenues, under the intended model, would be largely derived from providing advertising and promotional services to smaller publicly traded companies that seek cost-effective marketing solutions.

About Wall Street Direct, Inc.

Wall Street Direct, Inc. owns and licenses WallSt.net, a multimedia provider of original, insightful commentary and news from North America's leading publicly traded companies giving a direct link to the management of today's fastest-growing companies through encompassing executive interviews and sector seminars. The company provides a free service to consumers, and a paid, premium monthly subscription to its members.


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This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward- looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in our filings with the Securities and Exchange Commission.

Contact
Javan Khazali
President
Financial Media Group, Inc.
(949) 486- 1711